Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
First Quarter 2026 Earnings Teleconference
April 28, 2026, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Let me start by acknowledging that last week we announced Maria’s retirement plans. This is the last earnings call that Maria and I are partnering on together. I’ll come back to this at the end of my remarks because if I start now, I may not make it to my comments! Before moving on, I’d like to welcome Susan Hardwick to our Board. She brings over 35 years of leadership experience in electric and water utilities, including as CEO of American Water, with deep strengths in operations, finance, and regulatory oversight.

We are pleased with our start to the year and the momentum across our business. Edison International’s first-quarter 2026 core EPS was $1.42. Our continued performance reflects disciplined execution, steady operational progress, and a clear focus on the priorities that matter most to our customers, communities, and capital providers. Importantly, we are reaffirming our 2026 core EPS guidance and other financial targets, including our 5 to 7% core EPS growth over the long term. Our targets are supported by strong visibility into the capital plan, SCE’s regulatory outlook, and a sustained focus on safety and risk management.

Today, I will focus on three areas. First, our continued work to make communities safer and more resilient, including wildfire mitigation and rebuilding efforts. Second, key legislative developments. And finally, our confidence in the financial outlook, which Maria will expand on in her remarks.

Beginning with wildfire mitigation and grid reliability, safety and community protection continue to guide SCE decisions and investments. Over the past several years, the utility has made substantial progress strengthening the grid, improving situational awareness, and reducing wildfire risk across its service area. The planned physical hardening work on the distribution system in high fire risk areas is now about 93% complete, reflecting years of sustained investment in covered conductor and targeted undergrounding.

SCE continues to evolve its public safety power shutoff, or PSPS, protocols, which include enhancing its analysis of on-the-ground conditions, enabled by its vast network of weather stations and overall system visibility. These measures plus the grid hardening work I mentioned earlier are keeping SCE customers and communities safe. Importantly, in March, the Office of Energy Infrastructure Safety approved SCE’s annual safety certification after its independent assessment of the utility’s WMP and SCE’s continued progress implementing its plan.

SCE’s wildfire mitigation plan includes new and expanded tools to improve safety, reliability, and efficiency across its network. Let me share some tangible examples. SCE is using AI models to improve grid inspections and identify maintenance needs, with faster and more accurate diagnostics and enhanced quality control. Since 2023, SCE has developed and deployed AI and machine learning models that are collectively capable of detecting nearly 100 unique object classes and dozens of defect conditions. SCE is also using LiDAR and satellite imagery to support precise, proactive vegetation management to help prevent ignitions. The utility is also expanding its deployment of early fault detection tools that identify abnormal grid conditions, enabling earlier awareness and faster response to potential equipment issues or ignition risk. Capabilities like these are increasingly integrated into how SCE monitors conditions, anticipates risk, and deploys resources in real time.

Turning to the Wildfire Recovery Compensation Program, or WRCP, SCE continues to make progress. SCE has now extended nearly 1,500 offers totaling over 500 million dollars to community members impacted by the Eaton Fire, helping families and individuals move forward more quickly without the delays and uncertainty of traditional litigation. SCE remains committed to administering the program in a transparent way that is responsive to community needs with fast and fair payments.

On the legislative front, earlier this month, the California Earthquake Authority released its study. It reinforces that addressing California’s growing wildfire risk requires a whole-of-society approach, and that the status quo is not working for customers, policyholders, or wildfire impacted-communities, who ultimately bear the real and increasing costs of inaction. It presents options for policymaker consideration, including three non-exclusive pathways, a defined set of strategies, and more than two dozen specific policy choices for reforming California’s wildfire, insurance, and utility systems. We have provided a summary on page 3. There is urgency for legislative action, and we remain actively engaged with policymakers and key stakeholders to help shape solutions that support safety, affordability, and long-term resilience for California communities.

Our team is also fully engaged on the various pieces of proposed legislation pertaining to utilities, with affordability a critical focus. A common goal across wildfire reform and affordability is to build the right whole-of-society approach, allocating wildfire risk equitably across the economy and attracting capital at a reasonable cost on customer bills. This will benefit both customers and capital providers.

Operational excellence is a core Edison value as SCE aims to maintain its cost leadership position with the lowest system average rate among the large IOUs in the state. I have shared on prior earnings calls examples of operational excellence in practice, including SCE’s use of AI in areas like grid inspections, vegetation management, and wildfire situational awareness, including the award‑winning AWARE grid monitoring platform. The team continues to explore new AI-enabled process improvements across the entire value chain. Let me share another recent example. All utilities have instances where electricity usage can occur at a location before it is fully linked to an active customer billing record. In the past, identifying those situations required periodic, manual checks and often occurred after the fact. Through SCE’s internal innovation program, in only a handful of development hours, frontline teams developed an initial proof of concept of an AI‑driven approach that continuously monitors for these situations and brings them to the surface earlier, with clearer and more actionable insights. Once implemented, we anticipate this approach could yield roughly $25 million in potential unbilled revenue savings over a three-to-six-month period. It’s a good illustration of how smarter systems and disciplined execution translate directly into stronger financial controls and support long‑term affordability.

Let me now turn briefly to the financial outlook. We remain confident in the company’s financial position and long‑term trajectory. Major SCE regulatory decisions like the 2025 GRC, cost of capital, and legacy wildfire cost recoveries are successfully resolved, providing clear visibility to 2028 earnings. Combined with our operational progress and disciplined capital execution, this all supports our confidence in our long‑term targets, including 5 to 7% core EPS growth with no new equity needs.

Before I turn it over to Maria, we announced that she will retire on September 1st after transitioning the Edison International CFO role on July 3rd to Aaron Moss, who is here in the room with us today. Maria will focus her final months on critical policy priorities, including the SB 254 process, and supporting Aaron’s transition. This is bittersweet, as Maria and I have partnered continuously for over 15 years across our Edison Mission Energy, SCE, and EIX “gigs.” Our board, our team, and I are grateful for the outstanding leadership she has provided across multiple challenges that many of our investors will remember well, including the EME restructuring, helping our communities recover after tragic wildfires, a global pandemic, four SCE GRCs, and shepherding the investment and operational improvement opportunities created by the clean energy transition, historic load growth, and the rapid ascendence of AI. Throughout it all, she has shown great financial skill, unflappable balance, a deep commitment to engaging with our investors, and a real passion for developing our people, including Aaron. Aaron, Maria, and I worked closely together through the EME restructuring and kept on going as Aaron took on the EIX and SCE controller roles, and most recently as SCE’s chief financial officer. He has been a key leader of SCE’s operational excellence efforts over the past several years, and many of you know him well already from his extensive investor interactions. I am excited about and confident in our new chapter together.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

Over the years I have spent with Edison, I have had the privilege to work with dedicated people who are focused on delivering on the commitments we have made to our customers, communities and investors. I thank the team for their focus and innovation. I also want to thank all our investors for your engagement and feedback through the opportunities and challenges that Edison has managed, and I know that Pedro, Aaron, and the entire team will continue to benefit from your support.

In my comments today, I’ll cover first-quarter 2026 results, our capital and rate base outlook, regulatory updates, and our earnings guidance.

EIX reported first quarter core EPS of $1.42. Page 4 provides the year‑over‑year quarterly variance analysis. Core earnings increased by 5 cents, primarily due to the adoption of the GRC decision last year, partially offset by the absence of about 30 cents recorded in Q1 2025 related to the TKM cost recovery approval. Parent and Other core loss was 1 cent lower, driven primarily by lower financing costs following the redemption of preferred stock.

Overall, the quarter reflects benefits from solid execution and SCE having strong regulatory visibility with no major proceedings driving this year’s results. Importantly, it also reflects the quality and durability of our earnings profile, while keeping our focus squarely on delivering safe, reliable, and affordable service for customers. Our first quarter results reinforce our confidence in the underlying business and our ability to deliver consistent performance through the year.

Building on first quarter performance, I’ll turn to SCE’s capital and rate base outlook, shown on pages 5 and 6, which is unchanged from last quarter. Our capital plan of $38 to $41 billion from 2026 through 2030 is driven by essential investments in the grid to meet customer needs and support California’s clean energy objectives. We are executing this plan with an unwavering focus on affordability and cost discipline. I want to reinforce Pedro’s earlier comments on execution and line of sight into our financial projections. With an approved GRC covering the bulk of SCE’s capital plan through 2028, we have a high degree of confidence in our ability to execute and deliver on this plan in a way that meets customer needs and regulatory expectations.

That confidence is further bolstered by long-term fundamentals, as we ensure the grid is ready for the economywide electrification ahead. Customer demand for an increasingly reliable and resilient grid continues to grow, making the need for sustained grid investment clear. As shown on page 6, we expect SCE rate base compound annual growth of approximately 7% from 2025 to 2030, reflecting both near-term visibility and the long-term case for grid investment. SCE is focused on executing the work authorized under its current GRC, which provides clarity for most of its operations through 2028. In addition to the approved GRC, SCE has two significant standalone applications underway.

The first is the NextGen ERP program, which we have discussed in prior quarters. The second is SCE’s AMI 2.0 application, which was filed in March and requests approximately $3.1 billion of capital investment through 2033. As we have previously disclosed, the capital associated with both programs is already incorporated in our capital plan.

AMI 2.0 represents a comprehensive modernization effort with benefits across the system. It supports grid resilience and operational efficiency, enables more advanced customer services, and provides the data foundation needed to support electrification, distributed energy resources, and more dynamic system management.

Looking ahead to the next GRC cycle, SCE will take the first step next month by filing its Risk Assessment and Mitigation Phase, or RAMP, application. This filing informs the next GRC and outlines the risk mitigations that guide proposed investments across wildfire risk, transmission and distribution reliability, cybersecurity, climate adaptation, and other safety-related measures. As in prior cycles, this process provides a clear, safety- and risk-driven framework for evaluating capital needs and supports consistent engagement with regulators and stakeholders on safety and risk priorities.

I will highlight that following the resolution of several major proceedings last year, 2026 represents a cleaner regulatory slate, meaning fewer open proceedings and greater visibility into capital recovery, which further supports our confidence in the utility’s ability to execute the long-term plan reflected in our capital and rate base outlook.

I want to underscore an important differentiator in our financial strategy. We plan to deliver this growth without issuing new common equity for at least the next five years, through 2030. This builds on our track record of cost-effectively managing our credit metrics and having issued only about $400 million of common equity over the last 5 years. We will continue to finance the business efficiently and remain committed to our 15% to 17% FFO‑to‑debt framework. We expect to be within this range in the forecast window, and EIX has one of the strongest consolidated FFO-to-debt ratios projected by S&P. These data points demonstrate the strength of our balance sheet and cash flow profile. This diligence allows us to fund critical infrastructure investment, maintain financial flexibility, and create value for both customers and shareholders.

Moving to earnings guidance, we are affirming our 2026 core EPS range of $5.90 to $6.20. We are also affirming our previously provided core EPS targets for 2027, 2028, and 2030, as well as our long-term EPS growth rate. With a strong start to the year, we remain confident in our ability to deliver on these commitments for customers and capital providers.

That confidence is grounded in disciplined execution. We continue to maintain a strong focus on capital prioritization, operating efficiency, and cost management. Investments are evaluated through a risk‑based framework with a clear line of sight to recovery. This rigor reinforces our ability to deliver on our long‑term financial targets, while continuing to advance safety, reliability, and resilience for the customers and communities we serve.
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